EXHIBIT 99.1
Item 6.  Selected Financial Data
--------------------------------

     The following is a summary of certain consolidated financial information relating to the Company at December 31. The summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company included elsewhere in this report and the schedules thereto.


                                       1997          1996         1995         1994         1993
                                       ----          ----         ----         ----         ----
                                                 (In millions, except per share data)
INCOME STATEMENT DATA
Net sales                            $3,336.2       $2,972.8     $2,580.3      $2,141.6    $1,694.7
Cost of products sold                 2,259.5        2,020.1      1,759.9       1,437.5     1,127.2
                                     --------       --------     --------      --------    --------
  Gross income                        1,076.7          952.7        820.4         704.1       567.5
Selling, general
  and administrative expenses           497.7          461.8        392.9         335.6       274.4
Trade names and goodwill
   amortization and other                31.9           23.6         19.3          15.4        10.1
                                     --------       --------      -------      --------     --------
  Operating income                      547.1          467.3        408.2         353.1       283.0
Nonoperating expenses (income):
  Interest expense                       76.4           58.5         51.4          31.4        20.7
  Other, net                            (14.6)         (19.5)       (20.4)        (16.7)      (18.8)
                                     --------       --------      --------     ---------    --------
   Net                                   61.8           39.0         31.0          14.7         1.9

   Income before income taxes           485.3          428.3        377.2         338.4       281.1
Income taxes                            192.2          169.3        150.7         137.1       112.4
                                     --------       --------     --------      --------     -------
   Net income                        $  293.1       $  259.0     $  226.5      $  201.3     $ 168.7
                                     ========       ========     ========      ========     =======
Earnings per share
  Basic                              $   1.81       $   1.60     $   1.40      $   1.25     $  1.05
  Diluted                            $   1.80       $   1.60     $   1.40      $   1.25     $  1.05

Dividends per share                  $   0.64       $   0.56     $   0.46      $   0.39     $  0.35

Weighted average shares outstanding
  Basic                                 162.2          161.9        161.3         160.9       160.4
  Diluted                               163.3          162.3        161.6         161.1       160.8


                                        1997           1996          1995          1994         1993
                                        ----           ----          ----          ----         ----
                                                                 (In millions)
BALANCE SHEET DATA

Inventories                          $   653.2      $   524.4    $   518.0      $ 426.8      $  304.8
Working capital                          719.2          482.6        462.7        141.2          84.8
Total assets                           4,011.7        3,058.4      2,965.2      2,517.8       1,975.7
Short-term debt                           83.9          108.8        165.0        310.8         247.7
Long-term debt, net of
 current maturities                      786.8          685.6        776.6        424.0         234.7
Stockholders' equity                   1,725.2        1,500.0      1,301.6      1,126.9         975.0

1993
----
     On April 30, 1993, the Company acquired substantially all of the assets of Levolor Corporation ("Levolor"), a manufacturer and distributor of decorative window coverings. On September 22, 1993, the Company acquired Lee Rowan Company, a manufacturer and marketer of coated wire storage and organization products. On November 9, 1993, the Company acquired Goody Products, Inc. ("Goody"), a manufacturer and marketer of personal consumer products, including hair accessories and beauty organizers. For these and other minor 1993 acquisitions, the Company paid $293.1 million in cash (excluding the $13.1 million of Goody Common Stock that the Company owned prior to the acquisition) and assumed $30.7 million of debt.

     These transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $208.2 million.

1994
----

     On August 29, 1994, the Company acquired the decorative window coverings business of Home Fashions, Inc.("HFI"), including vertical blinds and pleated shades sold under the Del Mar{R} and LouverDrape{R} brand names. These HFI assets were combined with Levolor and together they are operated as a single entity called Levolor Home Fashions. On October 18, 1994, the Company acquired Faber-Castell Corporation ("Faber"), a maker and marketer of markers and writing instruments, including wood-cased pencils and rolling ball pens, sold under the Eberhard Faber{R} brand name. Faber was combined with Sanford and together they are operated as a single entity called Sanford. On November 30, 1994, the Company acquired the European consumer products business of Corning Incorporated (now known as "Newell Europe"). This acquisition included Corning's consumer products manufacturing facilities in England, France and Germany, the European trademark rights and product lines for Pyrex{R}, Pyroflam{R} and Visions{R} brands in Europe, the Middle East and Africa, and Corning's consumer distribution network throughout these areas under exclusive license from Corning Incorporated. Additionally, the Company became the distributor in Europe, the Middle East and Africa for Corning's U.S. manufactured cookware and dinnerware brands. For these and other minor 1994 acquisitions, the Company paid $360.8 million in cash and assumed $12.8 million of debt.

     These transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $202.2 million.

Subsequent Years
----------------

     Information regarding businesses acquired in the last three years is included in note 2 to the consolidated financial statements.

QUARTERLY SUMMARIES

Summarized quarterly data for the last three years is as follows
(unaudited):

Calendar Year           1st       2nd      3rd      4th       Year
-------------           ---       ---      ---      ---       ----
                              (In millions, except per share data)

1997
----
Net sales              $650.0    $819.3    $925.7    $941.2    $3,336.2
Gross income            195.1     270.1     298.6     312.9     1,076.7
Net income               37.7      77.0      87.2      91.2       293.1
Earnings per share:
  Basic                  0.23       0.48     0.54      0.56        1.81
  Diluted                0.23       0.47     0.54      0.56        1.80

1996
----
Net sales              $638.8    $753.2    $791.7    $789.1    $2,972.8
Gross income            189.6     243.8     257.8     261.5       952.7
Net income               33.0      67.3      76.3      82.4       259.0
Earnings per share:
  Basic                  0.20       0.42     0.47       0.51       1.60
  Diluted                0.20       0.42     0.47       0.51       1.60

1995
----
Net sales              $574.9     $636.4   $675.8    $693.2    $2,580.3
Gross income            175.7      196.2    218.4     230.1       820.4
Net income               38.0       55.1     66.9      66.3       226.5
Earnings per share:
  Basic                  0.24        0.34    0.41       0.41       1.40
  Diluted                0.24        0.34    0.41       0.41       1.40

Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition
----------------------------------------------------------------------

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto.

Introduction
------------

     The Company's primary financial goals are to increase sales and earnings per share an average of 15% per year, to achieve an annual return on beginning equity ("ROE") of 20% or above, to increase dividends per share in line with earnings growth, and to maintain a prudent ratio of total debt to total capitalization, net of cash ("leverage"). The Company has achieved these goals over the last ten years, increasing sales and earnings per share at compound annual rates of 15% and 17%, respectively, averaging 21% ROE, increasing dividends per share at a compound annual rate of 19% and averaging 26% leverage. The Company believes that the principal factors affecting its ability to achieve these objectives in the future are likely to be the realized rates of both acquisition and internal growth and the Company's continued ability to integrate acquired businesses through a process called "Newellization."

     Since 1990, the Company has nearly tripled its sales by acquiring businesses with aggregate annual sales of more than $2 billion. The rate at which the Company can integrate these recent acquisitions to meet the Company's standards of profitability may affect near-term financial results. Over the longer term, the Company's ability both to make and to integrate strategic acquisitions will impact the Company's financial results.

     The Company pursues internal growth by introducing new products, entering new domestic and international markets, adding new customers, cross-selling existing product lines to current customers and supporting its U.S. based customers' international expansion. The Company's goal is to achieve an internal growth rate of 3-5% per year, and over the last five years, has achieved an average of 5% annual internal growth. Internal growth is defined by the Company as growth from its "core businesses," which include continuing businesses owned more than two years and minor acquisitions. The Company believes that its future internal growth will likely depend on its continued success in these areas, as well as external factors.

RESULTS OF OPERATIONS

     The following table sets forth for the period indicated items from the Consolidated Statements of Income as a percentage of net sales at December 31:

                               1997      1996      1995
                               ----      ----      ----
Net sales                     100.0%    100.0%    100.0%
Cost of products sold          67.7      68.0      68.2
                              -----     -----     -----
  Gross income                 32.3      32.0      31.8

Selling, general and
  administrative expenses      14.9      15.5      15.2
Trade names and goodwill
  amortization and other        1.0       0.8       0.8
                              -----     -----     -----
  Operating income             16.4      15.7      15.8

Nonoperating expenses:
  Interest expense              2.3       2.0       2.0
  Other, net                   (0.4)     (0.7)     (0.8)
                              -----     -----     -----
  Net                           1.9       1.3       1.2
                              -----     -----     -----
  Income before income
    taxes                      14.5      14.4      14.6

Income taxes                    5.7       5.7       5.8
                              -----     -----     -----
  Net income                    8.8%      8.7      8.8%

                              =====     =====     =====

1997 vs. 1996
-------------

     Net sales for 1997 were $3,336.2 million, representing an increase of $363.4 million or 12.2% from $2,972.8 million in 1996. The overall increase in net sales was primarily attributable to contributions from Rolodex (acquired in March 1997), Kirsch (acquired in May 1997), Eldon (acquired in June 1997) and 3% internal growth. The 1997 acquisitions are described in note 2 to the consolidated financial statements.

     As of September 30, 1997, the Company began to present sales information for its various product categories in three groups rather than four groups. The Company's three product groups are Hardware and Home Furnishings, Office Products and Housewares. The Company believes that this presentation is appropriate because it organizes its product categories into these groups when making operating decisions and assessing performance, and the Company divisions included in each group sell primarily to the same retail channel:
Hardware and Home Furnishings (home centers and hardware stores), Office Products (office superstores and contract stationers) and Housewares (discount stores and warehouse clubs). For ease of comparison with previously published data, certain information is also included separately for Hardware and Tools and Home Furnishings which now comprise a single product group.

     Net sales for each of the Company's product groups (and the primary reasons for the increases) were as follows, in millions:

                             Year Ended December 31,
                             -----------------------
                           1997      1996     % Change
                           ----      ----     --------

Home Furnishings         $1,092.2  $  916.2
Hardware and Tools          392.6     383.1
                         --------  --------
                          1,484.8   1,299.3   14.3%(1)

Office Products             899.2     741.8   21.2%(2)

Housewares                  952.2     931.7    2.2%(3)
                         --------  --------
                         $3,336.2  $2,972.8   12.2%
                         ========  ========

Primary Reasons for Increases:

(1)  2% internal growth and Kirsch (May 1997) acquisition
(2) 6% internal growth and Rolodex (March 1997) and Eldon (June 1997) acquisitions
(3)  Internal growth

     Gross income as a percent of net sales in 1997 was 32.3% or $1,076.7 million versus 32.0% or $952.7 million in 1996. Gross margins improved as a result of cost savings achieved through the integration of several picture frame businesses acquired by the Company in recent years, profitability improvement at the Company's Levolor Home Fashions division and increased gross margins at several of the Company's other core businesses. The increase in gross margins was offset partially by 1997 acquisitions which had gross margins lower than the Company's average gross margins. As these acquisitions are integrated, the Company expects its gross margins to improve.

     Selling, general and administrative expenses ("SG&A") in 1997 were 14.9% of net sales or $497.7 million versus 15.5% or $461.8 million in 1996. Core business SG&A spending as a percentage of sales decreased primarily as a result of cost savings arising from the picture frame business integration. This decrease was offset partially by the 1997 acquisitions, which had higher SG&A than the Company's average SG&A as a percent of net sales. As these acquisitions are integrated, the Company expects its SG&A spending as a percentage of net sales to decline.

     The Company has reclassified trade names and goodwill amortization from nonoperating expenses to operating expenses for all periods presented. Trade names and goodwill amortization as a percentage of net sales in 1997 was comparable to 1996.

     Operating income in 1997 was 16.4% of net sales or $547.1 million versus 15.7% or $467.3 million in 1996. The increase in operating margins was primarily due to cost savings as a result of the picture frame business integration, profitability improvement at the Company's Levolor Home Fashions division and increased core business gross margins, offset partially by 1997 acquisitions which had average operating margins lower than the Company's average operating margins.

     Net nonoperating expenses in 1997 were 1.9% of net sales or $61.8 million versus 1.3% or $39.0 million in 1996. The $22.8 million increase was due primarily to a $16.6 million increase in interest expense (as a result of additional borrowings related to the 1997 acquisitions), and a $7.0 million decrease in dividend income. Dividend income decreased as a result of the conversion on October 15, 1996 by The Black & Decker Corporation ("Black & Decker") of 150,000 shares of privately placed Black & Decker convertible preferred stock, Series B, owned by the Company (purchased at a cost of $150.0 million) into 6.4 million shares of Black & Decker Common Stock. Prior to conversion, the preferred stock paid a 7.75% cumulative dividend, aggregating $2.9 million per quarter, before the effect of income taxes. If Black & Decker continues to pay dividends at the current rate ($0.12 per share of Black & Decker Common Stock quarterly), the dividends paid to the Company on the shares of Black & Decker Common Stock owned by the Company as a result of the conversion would total $0.8 million per quarter, before the effect of income taxes. For supplementary information regarding other nonoperating expenses, see note 13 to the consolidated financial statements.

     For both 1997 and 1996, the effective tax rate was 39.6%.  See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

     Net income for 1997 was $293.1 million, representing an increase of $34.1 million or 13.2% from 1996. Basic earnings per share in 1997 increased 13.1% to $1.81 versus $1.60 in 1996; diluted earnings per share in 1997 increased 12.5% to $1.80 versus $1.60 in 1996. The increases in net income and earnings per share were primarily attributable to cost savings arising from the picture frame business integration, profitability improvement at the Company's Levolor Home Fashions division, cost savings as a result of the Kirsch integration into the Newell Window Furnishings division and increased operating margins at several of the Company's other core businesses.

1996 vs. 1995
-------------

     Net sales for 1996 were $2,972.8 million, representing an increase of $392.5 million or 15.2% from $2,580.3 million in 1995.
The overall increase in net sales was primarily attributable to contributions from the 1995 acquisitions of Decorel and Berol, the 1996 acquisition of Holson Burnes, and internal growth of 5%. The 1995 and 1996 acquisitions are described in note 2 to the consolidated financial statements.

     Net sales for each of the Company's product groups (and the primary reasons for the increases) were as follows, in millions:

                              Year Ended December 31,
                              -----------------------
                            1996     1995      % Change
                            ----     ----      --------
Home Furnishings         $  916.2  $  732.3
Hardware and Tools          383.1     364.3
                         --------  --------
                          1,299.3   1,096.6    18.5%(1)

Office Products             741.8     582.2    27.4%(2)

Housewares                  931.7     901.5     3.3%(3)
                         --------  --------
                         $2,972.8  $2,580.3    15.2%
                         ========  ========

Primary Reasons for Increases:

(1) 5% internal growth and Decorel (October 1995) and Holson Burnes (January 1996) acquisitions
(2)  3% internal growth and Berol (November 1995) acquisition
(3) 6% internal growth offset by weaker than expected sales at Newell Europe as a result of soft European retail conditions

     Gross income as a percent of net sales for 1996 was 32.0% or $952.7 million versus 31.8% or $820.4 million in 1995. Gross margins improved slightly, primarily as a result of increases in gross margins from the businesses acquired in 1995 and 1994.

     SG&A in 1996 was 15.5% of net sales or $461.8 million versus
15.2% or $392.9 million in 1995. There was no material change in spending at the core businesses; the increase as a percentage of sales was primarily due to SG&A at Holson Burnes.

     The Company has reclassified trade names and goodwill amortization from nonoperating expenses to operating expenses for all periods presented. Trade names and goodwill amortization as a percentage of net sales in 1996 was comparable to 1995.

     Net nonoperating expenses for 1996 were 1.3% of net sales or $39.0 million versus 1.2% or $31.0 million in 1995. The $8.0 million increase was due primarily to a $7.2 million increase in interest expense (as a result of additional borrowings related to the 1995 and 1996 acquisitions). For supplementary information regarding other nonoperating expenses, see note 13 to the consolidated financial statements.

     The effective tax rate was 39.6% in 1996 versus 40.0% in 1995. See note 12 to the consolidated financial statements for an explanation of the effective tax rate.

     Net income for 1996 was $259.0 million, representing an increase of $32.5 million or 14.3% from 1995. Basic and diluted earnings per share in 1996 increased 14.3% to $1.60 versus $1.40 in 1995. The increases in net income and earnings per share were primarily attributable to contributions from Berol (net of associated interest expense and goodwill amortization) and an improvement in operating margins at several of the core businesses.

International Operations
------------------------

     The Company's non-U.S. business is growing at a faster pace than its business in the United States. This growth outside the U.S. has been fueled by recent international acquisitions, which supplemented sales of the Company's existing Canadian businesses and sales of Newell International, the Company's subsidiary responsible for the majority of exports of the Company's products. For the year ended December 31, 1997, the Company's non-U.S. business accounted for approximately 16.2% of sales and 13.9% of operating income (see note 14 to the consolidated financial statements). Growth of both the U.S.
and the non-U.S. businesses is shown below, dollars in millions:

                              Year Ended December 31,
                              -----------------------
                           1997      1996      % Change
                           ----      ----      --------
                            (in millions)
Net sales:
  - U.S.                 $2,796.6  $2,558.2      9.3%
  - Non-U.S.                539.6     414.6     30.1
                         --------  --------
Total                    $3,336.2  $2,972.8     12.2%
                         ========  ========
Operating income:
  - U.S.                 $  470.8  $  420.3     12.0%
  - Non-U.S.                 76.3      47.0     62.3
                         --------  --------
Total                    $  547.1  $  467.3     17.1%
                         ========  ========

                              Year Ended December 31,
                              -----------------------
                           1996      1995      % Change
                           ----      ----      --------
                            (in millions)

Net sales:
  - U.S.                 $2,558.2  $2,238.9     14.3%
  - Non-U.S.                414.6     341.4     21.4
                         --------  --------
Total                    $2,972.8  $2,580.3     15.2%
                         ========  ========
Operating income:
 - U.S.                  $  420.3  $  378.4     11.1%
 - Non-U.S.                  47.0      29.8     57.7
                         --------  --------
Total                    $  467.3  $  408.2     14.5%
                         ========= ========

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Sources:
-------

     The Company's primary sources of liquidity and capital resources include cash provided from operations and use of available borrowing facilities.

     Cash provided by operating activities in 1997 was $376.4 million, representing an increase of $10.4 million from $366.0 million for 1996, primarily due to an increase in net income.

     Cash provided by financing activities totaled $464.6 million in 1997, primarily due to proceeds from the issuance of Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust. These proceeds, which were obtained in December 1997, were used to pay down commercial paper, which was used to fund the earlier 1997 acquisitions.

     The Company has short-term foreign and domestic uncommitted lines of credit with various banks which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's uncommitted lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's uncommitted lines of credit at December 31, 1997 totaled $52.6 million.

     During 1997, the Company amended and restated its revolving credit agreement to permit the Company to borrow, repay and reborrow funds in an aggregate amount up to $1.3 billion, at a floating interest rate. The revolving credit agreement will terminate in August 2002. At December 31, 1997, there were no borrowings under the revolving credit agreement.

     In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1.3 billion of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 1997, $517.0 million (principal amount) of commercial paper was outstanding. The entire amount is classified as long-term debt.

     The Company has a universal shelf registration statement under which the Company may issue up to $500.0 million of debt and equity securities, subject to market conditions. At December 31, 1997, the Company had not yet issued any securities under that registration statement.

     At December 31, 1997, the Company had outstanding $263.0 million (principal amount) of medium-term notes issued under a previous shelf registration statement with maturities ranging from five to ten years at an average rate of interest equal to 6.3%.

Uses:
----

     The Company's primary uses of liquidity and capital resources include acquisitions, dividend payments and capital expenditures.

     Cash used in acquiring businesses was $715.3 million, $58.2 million and $187.8 million in 1997, 1996 and 1995, respectively. In 1997, the Company acquired Rolodex, Kirsch and Eldon and made other minor acquisitions for cash purchase prices totaling $737.8 million. In 1996, the Company acquired Holson Burnes and completed other minor acquisitions for consideration that included cash of $42.6 million.
In 1995, the Company completed acquisitions with total cash purchase prices of $210.6 million. All of these acquisitions were accounted for as purchases and were paid for with proceeds obtained from the issuance of commercial paper, medium-term notes, notes payable under the Company's lines of credit or shares of the Company's Common Stock.

     Capital expenditures were $103.2 million, $96.2 million and $86.5 million in 1997, 1996 and 1995, respectively.

     The Company has paid regular cash dividends on its Common Stock since 1947. On February 10, 1998, the quarterly cash dividend was increased to $0.18 per share from the $0.16 per share that had been paid since February 11, 1997. Prior to this date, the quarterly cash dividend paid was $0.14 per share since February 6, 1996, which was an increase from the $0.12 per share paid since May 11, 1995. Dividends paid during 1997, 1996 and 1995 were $101.8 million, $88.9 million and $72.8 million, respectively.

     Retained earnings increased in 1997, 1996 and 1995 by $191.3 million, $170.1 million and $153.7 million, respectively. The average dividend payout ratio to Common stockholders in 1997, 1996 and 1995 was 35%, 35% and 33%, respectively (represents the percentage of earnings per share paid in cash to stockholders).

     Working capital at December 31, 1997 was $719.2 million compared to $482.6 million at December 31, 1996 and $462.7 million at December 31, 1995. The current ratio at December 31, 1997 was 2.01:1 compared to 1.72:1 at December 31, 1996 and 1.67:1 at December 31, 1995.
Working capital and the current ratio increased in 1997 as a result of the 1997 acquisitions.

     Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt, Company-Obligated Mandatorily Redeemable Convertible Preferred
Securities of a Subsidiary Trust and stockholders' equity) was .27:1 at December 31, 1997, .34:1 at December 31, 1996 and .40:1 at December 31, 1995.

     The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses; however, certain events, such as significant acquisitions, could require additional external financing.

Environmental Matters
---------------------

     As of December 31, 1997, the Company was involved in various matters concerning federal and state environmental laws and regulations, including 35 matters in which they have been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as potentially responsible parties ("PRPs") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws. In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs are disputed. Based on information available to it, the Company's estimate of environmental response costs associated with these matters as of December 31, 1997 ranged between $16.7 million and $24.1 million. As of December 31, 1997, the Company had a reserve equal to $20.3 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes. Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates. Subject to difficulties in estimating future environmental response costs, the Company does not expect that any sum it may have to pay in connection with environmental matters in excess of amounts reserved will have a material effect on its consolidated financial statements.

Market Risk
-----------

     The Company's market risk is impacted by changes in interest rates, foreign currency exchange rates, and certain commodity prices. Pursuant to the Company's policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes, and has no material sensitivity to changes in market rates and prices on its derivative financial instrument positions.

     The Company's primary market risk is interest rate exposure, primarily in the United States. The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate exposure was reduced significantly in 1997 from the issuance of $500 million 5.25% Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust, the proceeds of which reduced commercial paper. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

     The Company's foreign exchange risk management policy emphasizes hedging anticipated intercompany and third-party commercial transaction exposures of one year duration or less. The Company focuses on natural hedging techniques of the following form: (1) offsetting or netting of like foreign currency flows, (2) structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk, (3) converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and (4) avoidance of risk by denominating contracts in the appropriate functional currency. In addition, the Company utilizes forward contracts and purchased options to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany transactions are marked to market with the corresponding gains or losses included in the consolidated statements of income.

     Due to the diversity of its product lines, the Company does not have material sensitivity to any one commodity. The Company manages commodity price exposures primarily through the duration and terms of its vendor contracts.

     Based on the Company's overall interest rate, currency rate and commodity price exposures at December 31, 1997, management of the Company believes that a short-term change in any of these exposures will not have a material effect on the consolidated financial statements of the Company.

Year 2000 Computer Compliance
-----------------------------

State of Readiness

   In order to address Year 2000 compliance, the Company has initiated a comprehensive project designed to minimize or eliminate any business disruption associated with potential date processing problems in its information technology ("IT") systems, as well as its non-IT systems (e.g., HVAC systems, building security systems, etc.). The project consists of six phases: company recognition, inventory of systems, impact analysis, planning, fixing and testing.

   For both IT and non-IT systems, all six phases are either complete or currently underway. All phases are expected to be completed by June 1999.

   As part of its Year 2000 project, the Company has initiated communications with all of its vendors, services suppliers and major customers to assess their state of Year 2000 readiness. Many of its vendors have responded in writing to the Company's Year 2000 readiness inquiries that they will be Year 2000 compliant by year end 1999. The Company plans to continue assessment of its third party business partners, including face-to-face meetings with management and/or onsite visits as deemed appropriate. Despite the Company's efforts, there can be no guarantee that the systems of other companies which the Company relies upon to conduct its day-to-day business will be compliant.

   COSTS

   Management believes that the total cost of implementing the Year 2000 plan will not be significant to the Company's financial results.

   RISKS

   With respect to the risks associated with its IT and non-IT systems, the Company believes that the most likely worst case scenario is that the Company may experience minor system malfunctions and errors in the early days and weeks of the Year 2000 that were not detected during its renovation and testing efforts. The Company also believes that these problems will not have a material effect on the Company's financial condition or results of operations.

   With respect to the risks associated with third parties, the Company believes that the most likely worst case scenario is that some of the Company's vendors will not be compliant and will have difficulty filling orders and flowing goods. Management also believes that the number of such vendors will have been minimized by the Company's program of identifying non-compliant vendors and replacing or jointly developing alternative supply or delivery solutions prior to the Year 2000.

   The Company has limited the scope of its risk assessment to those factors which it can reasonably be expected to have an influence upon. For example, the Company has made the assumption that government agencies, utility companies, and national telecommunications providers will continue to operate. Obviously, the lack of such services could have a material effect on the Company's ability to operate, but the Company has little if any ability to influence such an outcome, or to reasonably make alternative arrangements in advance for such services in the event they are unavailable.

   CONTINGENCY PLANS

   The Company has not yet completed its planning and preparations to handle the most likely worst case scenarios described above. The
Company intends to develop contingency plans for these scenarios by December 31, 1998.

Forward Looking Statements
--------------------------

     Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, the Year 2000 plan and related risks, pending legal proceedings and claims (including environmental matters,) future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those matters set forth in this Exhibit
99.1 to the Company's Current Report 8-K, dated November 17, 1998, the document incorporated by reference herein, and in Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

Item 8. Financial Statements and Supplementary Data
---------------------------------------------------

               Report of Independent Public Accountants
               ----------------------------------------


To the Stockholders and Board of Directors of Newell Co.:

     We have audited the accompanying consolidated balance sheets of Newell Co. (a Delaware corporation) and subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of Newell Co.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Co. and subsidiaries as of December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in
Part IV Item 14(a)(2) of this Exhibit 99.1 to Newell Co.'s Current Report on Form 8-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                          Arthur Andersen LLP

Milwaukee, Wisconsin
May 7, 1998

                      NEWELL CO. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

                                                              Year Ended December 31,
                                                     1997             1996             1995
                                                     ----             ----             ----
                                                     (In thousands, except per share data)
Net sales                                          $3,336,233       $2,972,839       $2,580,313
Cost of products sold                               2,259,551        2,020,116        1,759,871
                                                   ----------       ----------       ----------
    GROSS INCOME                                    1,076,682          952,723          820,442

Selling, general and administrative expenses          497,739          461,802          392,921
Trade names and goodwill amortization and other        31,882           23,554           19,280
                                                   ----------       ----------       ----------
    OPERATING INCOME                                  547,061          467,367          408,241

Nonoperating expenses (income):
  Interest expense                                     76,413           58,541           51,443
  Other, net                                          (14,686)         (19,474)         (20,353)
                                                   ----------       ----------       ----------
    Net                                                61,727           39,067           31,090
                                                   ----------       ----------       ----------
    Income before income taxes                        485,334          428,300          377,151

Income taxes                                          192,187          169,258          150,676
                                                   ----------       ----------       ----------
    NET INCOME                                     $  293,147       $  259,042       $  226,475
                                                   ==========       ==========       ==========

Earnings per share
  Basic                                                 $1.81            $1.60            $1.40
  Diluted                                                1.80             1.60             1.40

Weighted average shares outstanding
  Basic                                               162,173           161,858         161,306
  Diluted                                             163,308           162,281         161,624

See notes to consolidated financial statements.

                      NEWELL CO. AND SUBSIDARIES
                      CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                               1997             1996             1995
                                               ----             ----             ----
                                                          (In thousands)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                $    36,107      $     4,363      $    60,792
  Accounts receivable, net                     544,375          424,479          402,837
  Inventories, net                             653,200          524,444          518,039
  Deferred income taxes                        134,732          126,200          109,438
  Prepaid expenses and other                    65,280           68,978           67,121
                                           -----------      -----------      -----------
         TOTAL CURRENT ASSETS                1,433,694        1,148,464        1,158,227

MARKETABLE EQUITY SECURITIES                   307,121          240,789           53,309

OTHER LONG-TERM INVESTMENTS                     51,020           58,703          203,857

OTHER ASSETS                                   144,475          119,720          123,225

PROPERTY, PLANT AND EQUIPMENT, NET             711,325          567,880          542,459

TRADE NAMES AND GOODWILL, NET                1,364,099          922,874          884,113
                                           -----------      -----------      -----------
         TOTAL ASSETS                      $ 4,011,734      $ 3,058,430      $ 2,965,190
                                           ===========      ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Notes payable                            $    52,636      $    73,877      $   104,017
  Accounts payable                             138,531          114,158          119,604
  Accrued compensation                          82,676           67,269           75,299
  Other accrued liabilities                    397,561          337,729          321,530
  Income taxes                                  11,797           37,914           14,061
  Current portion of long-term debt             31,278           34,937           61,033
                                           -----------      -----------      -----------
         TOTAL CURRENT LIABILITIES             714,479          665,884          695,544

LONG-TERM DEBT                                 786,793          685,608          776,565

OTHER NON-CURRENT LIABILITIES                  186,673          159,439          160,509

DEFERRED INCOME TAXES                           90,216           47,477           30,987

MINORITY INTEREST                                8,352                0                0

                      NEWELL CO. AND SUBSIDARIES
                 CONSOLIDATED BALANCE SHEETS (CONT'D.)



                                                            December 31,
                                               1997             1996             1995
                                               ----             ----             ----
                                                          (In thousands)
COMPANY-OBLIGATED MANDATORILY
  REDEEMABLE CONVERTIBLE PREFERRED
  SECURITIES OF A SUBSIDIARY TRUST             500,000                0               0

STOCKHOLDERS' EQUITY
  Common stock - authorized shares,
    400.0 million at $1 par value;             162,330          161,965          161,720
    Outstanding shares:
      1997 - 162.3 million
      1996 - 162.0 million
      1995 - 161.7 million
  Additional paid-in capital                   201,045          194,829          187,800
  Retained earnings                          1,305,643        1,114,294          944,152
  Net unrealized gain on securities
  available for sale                            78,839           36,595           15,912
  Cumulative translation adjustment            (22,636)          (7,661)          (7,999)
                                           -----------      -----------       ----------
         TOTAL STOCKHOLDERS' EQUITY          1,725,221        1,500,022        1,301,585
                                           -----------      -----------       ----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY            $ 4,011,734      $ 3,058,430       $2,965,190
                                           ===========      ===========       ==========

See notes to consolidated financial statements.

                      NEWELL CO. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     Year Ended December 31,
                                                              1997             1996            1995
                                                           ---------        ---------        ---------
                                                                         (In thousands)
OPERATING ACTIVITIES
  Net income                                               $293,147         $259,042         $226,475
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                         131,964          118,109          103,038
      Deferred income taxes                                  57,792           44,203           40,024
      Net gain on sale of marketable equity securities       (2,853)               0          (15,819)
      Investment write-off                                    2,365            1,338           16,054
      Equity earnings of investment                          (5,831)          (6,364)          (5,993)
  Changes in current accounts, excluding
    the effects of acquisitions:
      Accounts receivable                                       675           (5,956)           14,491
      Inventories                                             5,233           21,110           (7,045)
      Other current assets                                   (5,577)            (214)          (4,667)
      Accounts payable                                      (21,974)         (22,416)         (12,681)
      Accrued liabilities and other                         (78,544)         (42,832)         (72,796)
                                                           ---------        ---------        ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   376,397          366,020          281,081

INVESTING ACTIVITIES
  Acquisitions, net                                        (715,316)         (58,213)        (187,788)
  Expenditures for property, plant and equipment           (103,195)         (96,230)         (86,460)
  Purchase of marketable equity securities                        0           (3,513)               0
  Sale of marketable securities                               6,389                0           37,324
  Disposals of non-current assets and other                   5,082            8,430           (1,342)
                                                           ---------        ---------        ---------
NET CASH USED IN INVESTING ACTIVITIES                      (807,040)        (149,526)        (238,266)

FINANCING ACTIVITIES
  Proceeds from issuance of debt                            148,073            4,164          317,191
  Proceeds from the issuance of company-obligated
    mandatorily redeemable convertible preferred
    securities of a subsidiary trust                        500,000                0                0
  Proceeds from exercised stock options and other            17,026            7,274            7,100
  Payments on notes payable and long-term debt              (98,714)        (195,799)        (252,234)
  Cash dividends                                           (101,798)         (88,900)         (72,766)
                                                           ---------        ---------        ---------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                                      464,587         (273,261)            (709)

Exchange rate effect on cash                                 (2,200)             338            2,599

                      NEWELL CO. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CASH FLOWS (CONT'D.)



                                                                     Year Ended December 31,
                                                              1997             1996            1995
                                                           ---------        ---------        ---------
                                                                         (In thousands)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             31,744          (56,429)          44,705
Cash and cash equivalents at beginning of year                4,363           60,792           16,087
                                                           ---------        ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $ 36,107         $  4,363         $ 60,792
                                                           =========        =========        =========

Supplemental cash flow disclosures -
  Cash paid during the year for:
    Income taxes                                          $ 162,100         $127,392         $132,060
    Interest                                                 69,263           57,036           46,538

See notes to consolidated financial statements.

                      NEWELL CO. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                    Net Unrealized
                                                                                        Gain On
                                                   Add'l                               Securities     Cumulative
                                  Common           Paid-In          Retained           Available      Translation
                                   Stock           Capital(1)       Earnings            for Sale      Adjustment
                                  ------           --------         --------         --------------   -----------
                                                   (In thousands, except per share data)
Balance at December 31, 1994    $ 160,938         $ 172,158      $  790,443           $  9,868       $  ($6,466)

Net income                                                          226,475
Cash dividends:
  Common stock $0.46 per share                                      (72,766)
Stock issued for acquisitions         381             8,943
Exercise of stock options             412             6,759
Change in net unrealized
  gain on securities
  available for sale                                                                     6,044
Foreign currency translation
  and other                           (11)             (60)                                             (1,533)
                                 ---------          -------       ---------           --------       ----------
Balance at December 31, 1995      161,720           187,800         944,152             15,912          (7,999)

Net income                                                          259,042
Cash dividends:
  Common stock $0.56 per share                                     (88,900)
Exercise of stock options             245             7,088
Change in net unrealized
  gain on securities
  available for sale                                                                    20,683
Foreign currency translation
  and other                                             (59)                                               338
                                 --------           --------      ---------            -------          -------
Balance at December 31, 1996      161,965           194,829       1,114,294             36,595          (7,661)

Net income                                                          293,147
Cash dividends:
  Common stock $0.64 per share                                     (101,798)
Exercise of stock options             365             6,818
Change in net unrealized
  gain on securities
  available for sale                                                                    42,244
Foreign currency translation
  and other                                            (602)                                            (14,975)
                                ---------          ---------    -----------           --------          --------
Balance at December 31, 1997    $ 162,330          $ 201,045    $ 1,305,643           $ 78,839        $ (22,636)
                                =========          =========    ===========           ========        ==========


(1) Net of treasury stock (at cost) of $665, $199 and $161 as of December 31, 1997, 1996 and 1995, respectively.

See notes to consolidated financial statements.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   DECEMBER 31, 1997, 1996 AND 1995

1)  SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of Newell and its majority owned subsidiaries ("the Company") after elimination of intercompany accounts and transactions.

     Use of estimates: The preparation of these financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenue and expenses and related disclosures.

     Revenue Recognition: Sales of merchandise are recognized upon shipment to customers.

     Disclosures about Fair Value of Financial Instruments: The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Long-term Investments: The fair value of the investment in convertible preferred stock of The Black & Decker Corporation ("Black & Decker") in 1995 was based on an independent appraisal. This preferred stock was converted into Black & Decker Common Stock on October 15, 1996 and reclassified to Long-term
     Marketable Equity Securities at December 31, 1996.

     Long-term Debt: The fair value of the Company's long-term debt issued under the medium-term note program is estimated based on quoted market prices which approximate cost. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

     Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust: The fair value of the company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust was $522.5 million at December 31, 1997.

     Allowances for Doubtful Accounts: Allowances for doubtful accounts at December 31 totaled $21.2 million in 1997, $15.0 million in 1996 and $12.3 million in 1995.

     Inventories: Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 82%, 86% and 89% of total inventories at December 31, 1997, 1996 and 1995, respectively) was determined by the "last-in, first-out" ("LIFO") method; for the balance, cost was determined using the "first-in, first-out" ("FIFO") method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $19.2 million, $27.4 million and $30.4 million at December 31, 1997, 1996 and 1995, respectively.

     The components of inventories at December 31, net of the LIFO reserve, were as follows:

                           1997      1996      1995
                         -------   -------   -------
                                    (In millions)
Materials and supplies   $ 142.8   $ 128.7   $ 150.2
Work in process            109.9      91.4      89.1
Finished products          400.5     304.3     278.7
                         -------    ------   -------
                         $ 653.2   $ 524.4   $ 518.0
                         =======   =======   =======

     Inventory reserves at December 31 totaled $93.9 million in 1997, $82.6 million in 1996 and $68.7 million in 1995.

     Other Long-term Investments: At December 31, 1995, the Company owned 150,000 shares of privately placed Black & Decker convertible preferred stock, Series B, purchased at a cost of $150.0 million. On October 15, 1996, in accordance with the terms of the preferred stock, Black & Decker exercised its option to convert the preferred stock into 6.4 million shares of Black & Decker Common Stock. As a result of the conversion, the Common Stock is classified as a Long-term Marketable Equity Security in the December 31, 1997 and 1996 consolidated balance sheets.

     The Company has a 49% ownership interest in American Tool
Companies, Inc., a manufacturer of hand tools and power tool accessory products marketed primarily under the VISE-GRIP{R} and IRWIN{R} trademarks. This investment is accounted for on the equity method with a net investment of $51.0 million at December 31, 1997.

     Long-term Marketable Equity Securities: Long-term Marketable Equity Securities classified as available for sale are carried at fair value with adjustments to fair value reported separately, net of tax, as a component of stockholders' equity (and excluded from earnings). Long-term marketable equity securities at December 31 are summarized as follows:

                            1997         1996        1995
                            ----         ----        ----
                                   (In millions)
Aggregate market value    $ 307.1      $ 240.8      $ 53.3
Aggregate cost              176.8        180.3        26.8
                           ------       ------      ------
Unrealized gain           $ 130.3      $  60.5      $ 26.5
                          =======      =======      ======

     During 1995, the Company received proceeds of $37.3 million from the sale of Long-term Marketable Equity Securities and recorded a gain of $15.8 million on the sale. Gains and losses on the sales of Long-term Marketable Equity Securities are based upon the average cost of securities sold.

     Property, Plant and Equipment: Property, plant and equipment at December 31 consisted of the following:

                            1997          1996         1995
                            ----          ----         ----
                                      (In millions)
Land                      $  34.1       $  21.4      $  16.5
Buildings and
  improvements              278.6         213.2        201.1
Machinery and
  equipment                 854.9         714.5        633.3
                          --------      --------     --------
                          1,167.6         949.1        850.9
Allowance for
  depreciation             (456.3)       (381.2)      (308.4)
                          --------      --------     --------
                          $ 711.3       $ 567.9      $ 542.5
                          ========      ========     ========

     Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. The components of depreciation are provided by annual charges to income calculated to amortize, principally on the straight-line basis, the cost of the depreciable assets over their depreciable lives. Estimated useful lives determined by the Company are as follows:

          Buildings and improvements         20-40 years
          Machinery and equipment             5-12 years

     Trade Names and Goodwill: The cost of trade names and the excess of cost over identifiable net assets of businesses acquired are amortized over 40 years on a straight-line basis. Total accumulated amortization of trade names and goodwill was $136.7 million, $103.2 million and $78.2 million at December 31, 1997, 1996 and 1995, respectively.

     Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, the Company would use an estimate of the relevant business' undiscounted net cash flow over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

     Accrued Liabilities: Accrued Liabilities at December 31 included the following:

                              1997          1996           1995
                              ----          ----           ----
                                        (In millions)
Customer accruals           $ 135.9        $ 95.8         $ 86.5
Accrued self-insurance
  liability                    42.8          47.0           40.4

     Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily for workers' compensation and is estimated based upon historical claim experience.

     Foreign Currency Translation: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. The related translation adjustments are made directly to a separate component of stockholders' equity. International subsidiaries operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income. Foreign currency transaction gains and losses were immaterial in 1997, 1996 and 1995.

     Earnings per share: The earnings per share amounts are computed based on the weighted average monthly number of shares outstanding during the year. "Basic" earnings per share is calculated by dividing net income (before cumulative effect of accounting change) by weighted average shares outstanding. "Diluted" earnings per share is calculated by dividing net income (before cumulative effect of accounting change) by weighted average shares outstanding, including the assumption of the exercise and/or conversion of all potentially dilutive securities ("in the money" stock options and Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust). Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." As a result, the Company's reported earnings per share for 1996 and 1995 were restated. The impact on previously reported earnings per share was immaterial.

     Accounting Principles Adopted: In 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The adoption of this statement in 1996 was not material to the consolidated financial statements.

     In 1995, FASB also issued SFAS No. 123, "Accounting for Stock Based Compensation." The Company adopted the disclosure requirements of this statement (see note 11 to the consolidated financial statements) and will continue to apply APB Opinion No. 25 to its stock option plans.

     Reclassification: Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

    Reclassification of Trade Names and Goodwill Amortization: The Company is reclassifying trade names and goodwill amortization from nonoperating expenses to operating expenses for all periods presented.

2)  ACQUISITIONS OF BUSINESSES

1995
----

     On October 2, 1995, the Company acquired Decorel Incorporated ("Decorel"), a manufacturer and marketer of ready-made picture frames. Decorel was combined with Intercraft. On November 2, 1995, the Company acquired Berol Corporation ("Berol"), a designer, manufacturer and marketer of markers and writing instruments. Berol was combined with Sanford. For these and other minor 1995 acquisitions, the Company paid $210.6 million in cash, issued 379,507 shares of the Company's Common Stock (valued at approximately $9.5 million) and assumed $144.2 million of debt.

     These transactions were accounted for as purchases; therefore results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $181.1 million.

1996 and 1997
-------------

     On January 19, 1996, the Company acquired The Holson Burnes
Group, Inc. ("Holson Burnes"), a manufacturer and marketer of photo albums and picture frames. Holson Burnes was combined with Intercraft, creating the Intercraft/Burnes division.

     On March 5, 1997, the Company purchased Insilco Corporation's Rolodex business unit ("Rolodex"), a marketer of office products including card files, personal organizers and paper punches. Rolodex was integrated into the Company's Newell Office Products division. On May 30, 1997, the Company acquired Cooper Industries Incorporated's Kirsch business ("Kirsch"), a manufacturer and distributor of drapery hardware and custom window coverings in the United States and international markets. The Kirsch North American operations were combined with the Newell Window Furnishings division. The European operations of Kirsch exist as a separate division called Kirsch Window Fashions Europe. On June 13, 1997, the Company acquired Rubbermaid Incorporated's office products business, including the ELDON{R} brand name (now referred to as "Eldon"). Eldon is a designer, manufacturer and supplier of computer and plastic desk accessories, resin-based office furniture and storage and organization products. Eldon was integrated into the Company's Newell Office Products division. For these and other minor acquisitions, the Company paid $780.4 million in cash and assumed $59.9 million of debt. The transactions were accounted for as purchases; therefore, results of operations are included in the accompanying consolidated financial statements since their respective dates of acquisition. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $562.4 million. The final adjustments to the purchase price allocations are not expected to be material to the consolidated financial statements.

     The unaudited consolidated results of operations for the years ended December 31, 1997 and 1996 on a pro forma basis, as though the Holson Burnes, Rolodex, Kirsch and Eldon businesses had been acquired on January 1, 1996, are as follows:

                              1997          1996
                              ----          ----
                   (In millions, except per share amounts)
Net sales                  $3,574.3       $3,554.2
Net income                    287.1          256.5
Earnings per share             1.77           1.58

3)   CREDIT ARRANGEMENTS

     The Company has short-term foreign and domestic uncommitted lines of credit with various banks, which are available for short-term financing. Borrowings under the Company's uncommitted lines of credit are subject to discretion of the lender. The Company's uncommitted lines of credit do not have a material impact on the Company's liquidity. Borrowings under the Company's uncommitted lines of credit at December 31, 1997 totaled $52.6 million.

     The following is a summary of borrowings under foreign and domestic lines of credit at December 31:

                             1997        1996         1995
                             ----        ----         ----
                                   (In millions)
Notes payable to banks:
  Outstanding at year-end
  -  borrowing             $  52.6     $  73.9     $ 104.0
  -  weighted average
      interest rate            4.5%        4.7%        6.6%
  Average for the year
  -  borrowing             $ 132.6     $ 100.9     $ 102.4
  -  weighted average
      interest rate            5.4%        5.3%        6.7%
Maximum borrowing
  outstanding during
  the year                  $417.3      $127.0      $137.8


     The Company can also issue commercial paper, as described in note 4 to the consolidated financial statements. The following is a summary of commercial paper at December 31:

                              1997       1996        1995
                              ----       ----        ----
                                    (In millions)
Commercial paper:
  Outstanding at year-end
  -  borrowing             $  517.0    $ 404.0      $ 448.6
  -  average interest rate      6.5%       5.9%         5.8%
Average for the year
  -  borrowing             $  731.3    $ 512.3      $ 410.4
  -  average interest rate      5.6%       5.3%         6.0%
Maximum borrowing
  outstanding during
  the year                 $1,177.6    $ 594.0      $ 500.0

4)  LONG-TERM DEBT

     The following is a summary of long-term debt at December 31:

                             1997        1996        1995
                             ----        ----        ----
                                    (In millions)
Medium-term notes          $ 263.0     $ 295.0     $ 345.0
Commercial paper             517.0       404.0       448.6
Other long-term debt          38.1        21.5        44.0
                           -------     -------     -------
                            818.1        720.5       837.6
Current portion             (31.3)       (34.9)      (61.0)
                           -------     --------    --------
                           $786.8      $ 685.6     $ 776.6
                           =======     ========    ========

     During 1997, the Company amended and restated its revolving credit agreement to permit the Company to borrow, repay and reborrow funds in an aggregate amount up to $1.3 billion, at a floating interest rate. The revolving credit agreement will terminate in August 2002. At December 31, 1997, there were no borrowings under the revolving credit agreement.

     In lieu of borrowings under the Company's revolving credit agreement, the Company may issue up to $1.3 billion of commercial paper. The Company's revolving credit agreement provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Company's revolving credit agreement. At December 31, 1997, $517.0 million (principal amount) of commercial paper was outstanding. The entire amount is classified as Long-Term Debt.

     The Company has a universal shelf registration statement under which the Company may issue up to $500.0 million of debt and equity securities, subject to market conditions. At December 31, 1997, the Company had not yet issued any securities under that registration statement.

     At December 31, 1997, the Company had outstanding $263.0 million (principal amount) of medium-term notes issued under a previous shelf registration statement with maturities ranging from five to ten years at an average rate of interest equal to 6.3%.

     The revolving credit agreement permits the Company to borrow funds using Committed loans (Base Rate loans or Committed LIBOR loans) or Competitive loans (Set Rate loans or Competitive LIBOR loans), as selected by the Company. The terms of these agreements require, among other things, that the Company maintain a certain Total Debt to Total Capital Ratio as defined in these agreements. As of December 31, 1997, the Company was in compliance with these agreements.

     The aggregate maturities of Long-Term Debt outstanding at December 31, 1997, are as follows:

               Year                 Aggregate Maturities
               ----                 --------------------
                                       (In millions)

               1998                     $  31.3
               1999                         8.6
               2000                       148.6
               2001                         1.5
               2002                       617.7
               Thereafter                  10.4
                                        -------
                                        $ 818.1
                                        =======


5) COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST OF THE COMPANY

     In December 1997, a wholly owned subsidiary trust of the Company issued 10,000,000 of its 5.25% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per security, to certain institutional buyers. The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the trust. Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of the Company's Common Stock at the rate of 0.9865 shares of Common Stock for each preferred security (equivalent to the approximate conversion price of $50.685 per share of Common Stock), subject to adjustment in certain circumstances. Holders of the Convertible Preferred Securities are entitled to a quarterly cash distribution at the annual rate of 5.25% of the $50 liquidation preference commencing March 1, 1998. The Convertible Preferred Securities are subject to a limited guarantee by the Company and are callable by the Company initially at 103.15% of the liquidation preference beginning in December 2001 and decreasing over time to 100% of the liquidation preference beginning in December 2007.

     The trust invested the proceeds of this issuance of Convertible Preferred Securities in $500 million of the Company's 5.25% Junior Convertible Subordinated Debentures due 2027 (the "Debentures"). The Debentures are the sole assets of the trust, mature on December 1, 2027, bear interest at the rate of 5.25%, payable quarterly, commencing March 1, 1998, and are redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters during which time distribution payments on the Convertible Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. The Company has no current intention to exercise its right to defer payments of interest on the Debentures.

     The Convertible Preferred Securities are reflected as outstanding in the Company's consolidated financial statements as Company-
Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust.

6)   DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.
They are used to manage certain interest rate and foreign currency risks.

     Interest rate swap agreements are utilized to convert certain floating rate debt instruments into fixed rate debt. Cash flows related to interest rate swap agreements are included in interest expense over the terms of the agreements.

     The Company uses forward exchange contracts and options to hedge certain purchase commitments denominated in currencies other than the domestic currency. Unamortized premiums are included in other assets in the consolidated balance sheets. Gains and losses relating to qualifying hedges of firm commitments are deferred and are recognized in income or expense as adjustments of carrying amounts when the hedged transaction occurs.

     The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk but monitors the credit standing of the counterparties.

7)   LEASES

     The Company has minimum rental payments through the year 2007 under noncancellable operating leases as follows:

     Year      Minimum Payments
     -----     ----------------
                 (In millions)

     1998           $23.6

     1999            15.5

     2000            10.2

     2001             8.2

     2002             6.2

   Thereafter        15.6
                    -----
                    $79.3
                    =====

     Total rental expense for all operating leases was approximately $50.9 million, $45.2 million and $38.3 million in 1997, 1996 and 1995, respectively.

8)   EMPLOYEE BENEFIT RETIREMENT PLANS

     The Company and its subsidiaries have noncontributory pension and profit sharing plans covering substantially all of its foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company's funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974 or local statutes to assure that plan assets will be adequate to provide retirement benefits. Due to the overfunded status of most of the pension plans, contributions to these plans were insignificant during the past three years.

     The net periodic pension cost components for all significant pension plans for the years ended December 31 are as follows:

                                1997     1996      1995
                                ----     ----      ----
                                     (In millions)

Service cost-benefits earned
  during the year             $  16.0   $ 16.3    $ 14.5

Interest cost on projected
  benefit obligation             38.7     36.3      35.1

Actual return on assets        (124.5)   (74.2)    (64.1)

Net amortization and
  other components               70.9     24.4      17.5
                                -----     ----      ----
    Total pension
      plan expense            $   1.1   $  2.8    $  3.0
                                =====     ====      ====

     The principal actuarial assumptions used are as follows:

                                1997     1996      1995
                                ----     ----      ----
                                      (In percent)

Measurement of projected
  benefit obligation:
  Discount rate                  7.75%    7.75%     7.75%
  Long-term rate of
    compensation increase        5.00%    5.00%     5.00%
Long-term rate of return
  on plan assets                 9.00%    9.00%     9.00%

     The following table sets forth the funded status of the pension plans and the amount recognized in the Company's consolidated balance sheets:

                                Plans Whose Assets Exceed
                                  Accumulated Benefits

                                1997     1996      1995
                                ----     ----      ----
                                     (In millions)

Actuarial present value of
  benefit obligations:
  - Vested                     $467.7   $413.9    $329.0
  - Nonvested                    13.1     10.6      10.1
                                -----    -----     -----
  Accumulated benefit
    obligation                  480.8    424.5     339.1
Effect of projected future
  salary increases               26.5     20.5      15.2
                                -----    -----     -----
  Projected benefit
    obligation                  507.3    445.0     354.3
Plan assets at
  market value (primarily
  Common Stock and
  fixed income investments)     713.8    585.8     463.1
                                -----    -----     -----
Plan assets in excess of
  projected benefit
  obligation                    206.5    140.8     108.8
Unrecognized transition
  net asset                      (6.0)    (7.3)     (4.5)
Unrecognized prior
  service cost                   (7.1)    (7.7)     (3.0)
Unrecognized net gain          (116.0)   (54.5)    (21.9)
                                -----    -----     -----
Net pension asset in
  Other Non-current
  Assets                      $  77.4   $ 71.3    $ 79.4
                                =====    =====     =====

                                Plans Whose Accumulated
                                Benefits Exceed Assets

                                1997     1996     1995(1)
                                ----     ----     ----
                                     (In millions)

Actuarial present value of
  benefit obligations:
  Vested                      $  44.7   $ 19.2    $ 90.3
  Nonvested                      12.1      9.3      10.7
                                -----    -----     -----
  Accumulated benefit
    obligation                   56.8     28.5     101.0
Effect of projected future
  salary increases               14.3     11.2      18.6
                                -----    -----     -----
  Projected benefit
    obligation                   71.1     39.7     119.6
Plan assets at
  market value (primarily
  Common Stock and
  fixed income investments)      24.7      1.8      77.4
                                -----    -----     -----
Plan assets less than
  projected benefit
  obligation                    (46.4)   (37.9)    (42.2)
Unrecognized transition
  net (asset) obligation          0.4      2.6      (2.8)
Unrecognized prior
  service cost                    1.9      0.7       1.0
Unrecognized net loss            11.1      7.6      11.3
                                -----    -----     -----
Net pension liability
  in Other Non-current
  Liabilities                  $(33.0)  $(27.0)   $(32.7)
                                =====    =====     =====

(1) During 1995, the defined benefit plan covering certain hourly employees contained a temporary unfunded obligation. This plan was fully funded in 1996.

     Total expense under all profit sharing plans was $8.0 million, $7.1 million and $5.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

9)   RETIREE HEALTH CARE

     Several of the Company's subsidiaries currently provide retiree health care benefits for certain employee groups.

     The components of the net postretirement health care cost for the years ended December 31 are as follows:

                                1997     1996      1995
                                ----     ----      ----
                                     (In millions)

Service cost-benefits
  attributed to service
  during the period              $1.6     $2.1      $1.7
Interest cost on accumulated
  postretirement benefit
  obligation                      8.0      7.7       7.5
Net amortization
  and deferral                   (0.2)    (0.3)     (0.5)
                                  ---      ---       ---
  Net postretirement
    health care cost             $9.4     $9.5      $8.7
                                  ===      ===       ===

     The following table reconciles the accumulated postretirement benefit obligation as recognized in the Company's consolidated balance sheets at December 31:

                                1997     1996      1995
                                ----     ----      ----
                                     (In millions)

Accumulated postretirement
  benefit obligation:
  Retirees                    $ (88.0) $ (63.5)  $ (67.4)
  Fully eligible active
    plan participants            (3.1)    (5.5)     (5.6)
  Other active plan
    participants                (23.8)   (28.1)    (23.4)
                                 ----     ----      ----
Accumulated postretirement
  benefit obligation           (114.9)   (97.1)    (96.4)
Market value of assets              -        -         -
                                -----     ----      ----
  Funded status                (114.9)   (97.1)    (96.4)
  Unrecognized net gain         (18.3)   (13.0)    (13.0)

  Other Non-current
  Liability                   $(133.2) $(110.1)  $(109.4)
                                =====    =====     =====

     The actuarial calculation assumed a 9% increase in the health care cost trend rate for fiscal year 1997. The assumed rate decreases one percent every year through the year 2000 to 6% and remains constant beyond that point. The health care cost trend rate has a significant effect on the amounts reported. For example, a one percentage point increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation by $5.7 million and increase net periodic cost by $0.8 million. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1997 and 7.75% in both 1996 and 1995.

10)  STOCKHOLDERS' EQUITY

     The Company's Common Stock consists of 400.0 million authorized shares, with a par value of $1 per share. Of the total unissued common shares at December 31, 1997, total shares in reserve included
8.5 million shares for issuance under the Company's stock option plans.

     Each share of Common Stock includes a preferred stock purchase right (a "Right"). Each Right will entitle the holder, until the earlier of October 31, 1998 or the redemption of the Rights, to buy one four-hundredth of a share of a new series of preferred stock, denominated "Junior Participating Preferred Stock, Series B," at a price of $25 per one four-hundredth of a share (as adjusted to reflect stock splits since the issuance of the Rights). This preferred stock is nonredeemable and will have 100 votes per share. The Company has reserved 500,000 Series B preferred shares for issuance upon exercise of such Rights. The Rights will be exercisable only if a person or group acquires 20% or more of voting power of the Company or announces a tender offer following which it would hold 30% or more of the Company's voting power.

     In the event that any person becomes the beneficial owner of 30% or more of the Company's voting stock, the Rights (other than Rights held by the 30% stockholder) would become exercisable for that number of shares of the Company's Common Stock having a market value of two times the exercise price of the Right. Furthermore, if, following the acquisition by a person or group of 20% or more of the Company's voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, or in the event of certain types of self-dealing transactions by a 20% stockholder, each Right (other than Rights held by the 20% stockholder) would become exercisable for that number of shares of Common Stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

     The Company may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock. The Board of Directors may terminate the Company's right to redeem the Rights prior to the time the Rights become exercisable for Common Stock at any time after a group or person acquires 20% or more of the Company's voting stock under certain circumstances.

11)  STOCK OPTIONS

     The Company's stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

                                          1997           1996
                                          ----           ----
                              (In thousands, except per share data)

Net income:         As reported         $293,147       $259,042
                    Pro forma

Basic EPS:          As reported            $1.81          $1.60
                    Pro forma

     Because the FASB Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company may grant up to 8.0 million shares under the 1993 Stock Option Plan, of which, the Company has granted 1.9 million shares and cancelled 0.3 million shares through December 31, 1997. Under this plan, the option exercise price equals the Common Stock's closing price on the date of grant, vests over a five-year period and expires after ten years.

     The following summarizes the changes in number of shares of Common Stock under option:

                                        1997
                                   --------------

                                             Weighted Average
                               Shares         Exercise Price
                               ------        ----------------

Outstanding at
  beginning of year           1,959,034            $21
  - Granted                     395,600             38
  - Exercised                  (364,587)            18
  - Cancelled                   (68,688)            22
                              ---------
Outstanding at
  end of year                 1,921,359             24
                              =========

Exercisable at
  end of year                   886,445             19
                              =========
Weighted average
  fair value of
  options granted
  during the year                $ 13
                              =========

     The 1,822,389 options outstanding at December 31, 1997 have exercise prices between $12 and $43 and are summarized below:

                              Options Outstanding
            --------------------------------------------------------

                                                        Weighted
Range of         Number            Weighted             Average
Exercise     Outstanding at        Average             Remaining
Prices      December 31, 1997    Exercise Price     Contractual Life
--------    -----------------    --------------     ----------------
$ 5-15           300,884              $11                   3
 16-25           905,025               20                   6
 26-35           327,950               20                   8
 36-43           387,500               37                   9
               ---------
  5-43         1,921,359               24                   7
               =========

     The 886,445 options exercisable at December 31, 1997 have exercise prices between $12 and $35 and are summarized below:

                    Options Exercisable
            -----------------------------------

Range of         Number            Weighted
Exercise     Exercisable at        Average
Prices      December 31, 1997    Exercise Price
--------    -----------------    --------------
$12-15           191,914              $14
 16-25           625,661               20
 26-35            68,870               27
                 -------
 12-35           886,445               19
                 =======


                                        1996
                                   --------------
                                             Weighted Average
                               Shares         Exercise Price
                               ------        ----------------

Outstanding at
  beginning of year           1,945,730            $20
  - Granted                     400,820             21
  - Exercised                  (243,596)            17
  - Cancelled                  (143,920)            21
                              ---------
Outstanding at
  end of year                 1,959,034             21
                              =========
Exercisable at end of year      999,118             18
                              =========
Weighted average fair value of
  options granted during
  the year                          $10
                              =========

                                        1995
                                   --------------

                                             Weighted Average
                               Shares         Exercise Price
                               ------        ----------------

Outstanding at
  beginning of year           2,155,758            $19
  - Granted                     284,250             24
  - Exercised                  (411,528)            16
  - Cancelled                   (82,750)            21
                              ---------
Outstanding at
  end of year                 1,945,730             20
                              =========
Exercisable at
  end of year                 1,113,118             17
                              =========
Weighted average
  fair value of
  options granted
  during the year                 $9
                              =========


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.3%, 6.4% and 6.6%; expected dividend yields of 1.8%, 1.8% and 1.8%; expected lives of 9.9, 9.9 and 9.5 years; and expected volatility of 23%, 20% and 20%.

12)  INCOME TAXES

     The provision for income taxes for the years ended December 31 consists of the following:

                                  1997      1996      1995
                                 ------    ------    ------
                                        (In millions)

Current:
 - Federal                       $ 97.7    $ 98.6    $ 91.9
 - State                           17.6      15.9      16.4
 - Foreign                         19.1      10.6       2.4
                                 ------    ------    ------
                                  134.4     125.1     110.7
Deferred                           57.8      44.2      40.0
                                 ------    ------    ------
Total                            $192.2    $169.3    $150.7
                                 ======    ======    ======

     The components of the net deferred tax asset at December 31 are as follows:

                                    1997      1996      1995
                                    ----      ----      ----
                                          (In millions)

Deferred tax assets:
 -Accruals, not currently
    deductible for tax purposes    $117.3    $111.9    $106.3
 -Postretirement liabilities         53.0      43.9      43.9
 -Inventory reserves                 35.7      29.2      17.1
 -Self-insurance liability           15.4      16.5      13.2
 -Other                               1.0       1.9       1.2
                                    -----     -----     -----
                                    222.4     203.4     181.7

Deferred tax liabilities:
 -Accelerated depreciation          (60.3)    (46.9)    (45.7)
 -Prepaid pension asset             (31.1)    (30.5)    (31.6)
 -Unrealized gain on
    securities available
    for sale                        (51.5)    (23.9)    (10.6)
 -Amortization of intangibles       (11.9)     (4.1)        -
 -Other                             (23.1)    (19.3)    (15.3)
                                    -----     -----     -----
                                   (177.9)   (124.7)   (103.2)
                                    -----     -----     -----

Net deferred tax asset             $ 44.5    $ 78.7    $ 78.5
                                   ======    ======    ======


     The net deferred tax asset is classified in the consolidated balance sheets at December 31 as follows:

                                    1997      1996      1995
                                    ----      ----      ----
                                          (In millions)

Current net deferred
  income tax asset                 $134.7    $126.2    $109.4
Non-current deferred
  income tax liability              (90.2)    (47.5)    (30.9)
                                    -----     -----     -----
                                   $ 44.5    $ 78.7    $ 78.5
                                    =====     =====     =====

     A reconciliation of the U.S. statutory rate to the effective income tax rate for the years ended December 31 is as follows:

                                    1997      1996      1995
                                    ----      ----      ----
                                          (In percent)

Statutory rate                      35.0%     35.0%     35.0%
Add (deduct) effect of:
 -State income taxes, net
    of federal income tax effect     3.6       3.6       4.3
 -Nondeductible trade names
    and goodwill amortization        1.6       1.5       1.4
 -Other                             (0.6)     (0.5)     (0.7)
                                     ---       ---       ---
Effective rate                      39.6%     39.6%     40.0%
                                    ====      ====      ====

     No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings which are considered to be permanently invested. At December 31, 1997, the estimated amount of total unremitted non-U.S. subsidiary earnings is $62.9 million.

     The non-U.S. component of income before income taxes was $64.5 million in 1997, $40.4 million in 1996 and $19.3 million in 1995.

13)  OTHER NONOPERATING EXPENSES (INCOME)

     Total other nonoperating expenses (income) for the years ended December 31 consist of the following:

                                    1997      1996      1995
                                    ----      ----      ----
                                          (In millions)
Equity earnings*                  $ (5.8)   $ (6.4)   $ (6.0)
Interest income                     (5.3)     (3.7)     (1.9)
Dividend income                     (4.0)    (11.0)    (12.8)
Net gain on marketable
  equity securities                 (2.9)        -     (15.8)
Minority interest in income
  of subsidiary trust                1.5         -         -
Write-downs in carrying value
  of a long-term foreign
  investment accounted for
  under the equity method              -       1.3      16.0
Other                                1.8       0.3       0.1
                                    ----      ----      ----
                                  $(14.7)   $(19.5)   $(20.4)
                                    ====      ====      ====

* Equity earnings in American Tool Companies, Inc., in which the Company has a 49% interest.

14)  OTHER OPERATING INFORMATION

Industry Segment Information

     The Company is a manufacturer and full-service marketer of staple consumer products sold to high-volume purchasers, including, but not limited to, discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers. The Company's multi-product offering consists of products in three major product groups: Hardware and Home Furnishings, Office Products, and Housewares.

                          Product                 Principal
Product Group            Categories               Brands (1)
-------------            ----------               ----------
Hardware and             Window Treatments        Levolor
Home Furnishings                                  LouverDrape
                                                  Del Mar
                                                  Newell
                                                  Kirsch

                         Hardware                 Amerock
                         and Tools                Bulldog
                                                  EZ Paintr
                                                  BernzOmatic

                         Picture Frames           Intercraft
                                                  Decorel
                                                  Burnes of Boston
                                                  Holson

                         Home Storage             Lee Rowan
                         Products                 System Works


---------------------------------------------------------------------

Office Products          Markers and Writing      Sanford
                         Instruments              Eberhard Faber
                                                  Berol

                         Office Storage and       Rogers
                         Organization             Eldon
                                                  Rolodex

                         School Supplies          Stuart Hall
                         and Stationery

--------------------------------------------------------------------

Housewares               Glassware and            Anchor Hocking
                         Plasticware              Pyrex (2)

                         Aluminum Cookware        Mirro
                         and Bakeware             WearEver
                                                  Calphalon

                          Product                 Principal
Product Group            Categories               Brands (1)
-------------            ----------               ----------
Housewares               Hair Accessories         Goody
                                                  Ace
                                                  Wilhold

(1) All listed brand names are trademarks, which are registered in the United States Patent and Trademark Office.

(2) Used under exclusive license from Corning Incorporated and its subsidiaries in Europe, the Middle East and Africa only.

     Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 15%, 14% or 13% of consolidated net sales in 1997, 1996 and 1995 respectively. Sales to each of the Company's other customers, individually, amounted to less than 10% of consolidated net sales.

Geographic Information

     Prior to the 1994 acquisition of Newell Europe, the 1995 acquisition of Berol, and the 1997 acquisition of Kirsch, the Company operated principally in the United States. The Company now operates in several non-U.S. locations, including Australia, Canada, Colombia, England, France, Germany, Italy, Mexico, Portugal, Spain, Sweden and Venezuela. Summary financial information by geographic area included in the consolidated financial statements as of and for the years ended December 31 is as follows:

                                             1997                          1996                   1995
                                       -----------------             ----------------       -------------------
                                                   % of                         % of                      % of
                                          $        Total                $       Total           $         Total
                                       -------     -----             -------    -----        -------      -----
                                     (In millions)                (In millions)            (In millions)
Net sales:
 -U.S.                                 $2,796.6     83.8%            $2,558.2    86.1%         $2,238.9     86.8%
 -Non-U.S.                                539.6     16.2                414.6    13.9             341.4     13.2
                                        -------    -----              -------   -----           -------    -----
Total                                  $3,336.2    100.0%            $2,972.8   100.0%         $2,580.3    100.0%
                                        =======    =====              =======   =====           =======    =====
Operating income:
 -U.S.                                 $  470.8     86.1%            $  420.3    89.9%            378.4     92.7%
 -Non-U.S.                                 76.3     13.9                 47.0    10.1              29.8      7.3
                                        -------    -----              -------   -----           -------    -----
Total                                 $   547.1    100.0%            $  467.3   100.0%         $  408.2    100.0%
                                        =======    =====              =======   =====           =======    =====
Total assets at December 31:
 -U.S.                                 $3,342.0     83.3%            $2,626.5    85.9%         $2,539.1     85.6%
 -Non-U.S.                                669.7     16.7                431.9    14.1             426.1     14.4
                                        -------    -----              -------   -----           -------    -----
Total                                  $4,011.7    100.0%            $3,058.4   100.0%         $2,965.2    100.0%
                                        =======    =====              =======   =====           =======    =====


     Sales between geographic areas are not material. The Company's export sales, defined as sales of products made in the U.S. and sold primarily by the Company's export division to foreign customers, were approximately 2.8% of consolidated net sales in 1997, 2.5% in 1996 and 2.9% in 1995 (financial information is included in the non-U.S. category in the tables above).

15)  LITIGATION

     The Company and its subsidiaries are subject to certain legal proceedings and claims, including the environmental matters described below, that have arisen in the ordinary conduct of its business.

     As of December 31, 1997, the Company was involved in various matters concerning federal and state environmental laws and regulations, including 35 matters in which they have been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as potentially responsible parties ("PRPs") at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and equivalent state laws.

     In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company's volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company's prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company's and other parties' status as PRPs are disputed.

     Based on information available to it, the Company's estimate of environmental response costs associated with these matters as of December 31, 1997 ranged between $16.7 million and $24.1 million. As of December 31, 1997, the Company had a reserve equal to $20.3 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes.

     Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company's estimates.

     Subject to difficulties in estimating future environmental response costs, the Company does not expect that any sum it may have to pay in connection with environmental matters in excess of amounts reserved will have a material adverse effect on its consolidated financial statements.

     The Company is involved in several legal proceedings relating to the importation and distribution of vinyl mini-blinds made with plastic containing lead stabilizers. In 1996, the Consumer Product Safety Commission found that such stabilizers deteriorate over time from exposure to sunlight and heat, causing lead dust to form on mini-blind surfaces and presenting a health risk to children under six years of age.

     In July 1996, the California Attorney General and the Alameda County District Attorney filed a civil suit against 12 named companies, including a subsidiary of the Company, alleging failure to warn consumers adequately about the presence of lead in accordance with California law and seeking injunctions, civil penalties and restitutionary relief.

     In August 1996, 15 companies, including a subsidiary of the Company, were named as defendants in a national and California private class action in Sacramento County Superior Court. In October 1997, 16 additional companies were named as defendants in this case, in which the plaintiffs currently allege that the Company's subsidiary used false and misleading advertising and employed unfair or fraudulent business practices in connection with the presence of lead in their blinds.

     The plaintiffs seek injunctive relief, restitution of purchase price, suit costs, and reasonable attorneys' fees with respect to their claims against the Company's subsidiary. The Company has agreed to indemnify several of its retail customers that are named as defendants in one or both of these cases for liability directly related to actions or omissions of the Company. These two cases were coordinated in 1997, a coordination trial judge was appointed, and discovery is proceeding.

     In February 1997, a subsidiary of the Company was named as the defendant in another case involving the importation and distribution of vinyl mini-blinds containing lead, which was filed as an Illinois and national private class action in the Cook County Chancery Division. In this case, the plaintiffs alleged violations of the Illinois Consumer Fraud and Deceptive Trade Practices Act and the Illinois version of the Uniform Deceptive Trade Practices Act, breach of implied warranty, fraud, negligent misrepresentation, negligence, unjust enrichment, and reception and retention of money unlawfully received. The plaintiffs seek injunctive relief, unspecified damages, suit costs and punitive damages.

     Although management of the Company cannot predict the ultimate outcome of these matters with certainty, it believes that their ultimate resolution will not have a material effect on the Company's consolidated financial statements.

16)  SUBSEQUENT EVENTS

     On March 3, 1998, the Company sold all of its marketable equity securities, which included 7,862,300 shares it held in The Black & Decker Corporation. The Black & Decker transaction resulted in net proceeds of approximately $378.3 million and a net pre-tax gain, after fees and expenses, of approximately $191.5 million.

     On March 27, 1998 the Company acquired Swish Track and Pole ("Swish") from Newmond PLC. Swish is a manufacturer and marketer of decorative and functional window furnishings in Europe and operates as part of Kirsch Window Furnishings Europe.

     For this acquisition, the Company paid $96.6 million in cash. The acquisition costs were allocated on a preliminary basis to the fair market value of the assets acquired and liabilities assumed and resulted in trade names and goodwill of approximately $93.9 million. The final adjustments to the purchase price are not expected to be material to the consolidated financial statements.

     On May 7, 1998, a subsidiary of the Company merged with Calphalon Corporation ("Calphalon"), a manufacturer and marketer of gourmet cookware. The Company issued approximately 3.1 million shares of common stock for all of the common stock of Calphalon. This transaction has been accounted for a pooling of interests; therefore, the financial statements and related disclosures as of December 31, 1997, 1996 and 1995, have been restated to reflect this merger.


                                PART IV
                                -------

Item 14.  Exhibits, Financial Statement Schedules and Reports on
Form 8-K
----------------------------------------------------------------

     (a)(2) SCHEDULE. The following consolidated financial statement schedule of the Company included in this Exhibit 99.1 to the Company's Current Report on Form 8-K is filed herewith pursuant to Item 14(d) and appears immediately after this page:

              SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS
              -------------------------------------------------

           SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS
           -------------------------------------------------

                                                     Additions
                                               ----------------------
                                                Charged      Charged
                                  Balance at    to Costs     to Other                  Balance at
                                  Beginning       and        Accounts    Deductions      End of
Description                       of Period     Expenses       (A)          (B)          Period
-----------                       ---------     --------     --------    ----------    -----------
Allowance for
  doubtful accounts
  for the years ended:
         December 31, 1997        $ 14,990      $5,888       $8,321      $(8,006)      $21,193
         December 31, 1996          12,314       6,534        2,200       (6,058)       14,990
         December 31, 1995          11,586       3,438        1,990       (4,700)       12,314

Note A - Represents recovery of accounts previously written off, along with reserves of acquired businesses.

Note B - Represents accounts charged off.

                                  Balance at                                         Balance at
                                  Beginning                                 Other      End of
                                  of Period    Provision    Write-offs       (C)       Period
                                  ---------    ---------    ----------    -------    ----------
Inventory reserves for
  the years ended:
         December 31, 1997        $ 82,554     $22,469      $(30,332)     $19,203    $93,894
         December 31, 1996          68,675      22,251       (30,721)      22,349     82,554
         December 31, 1995          52,599       9,021       (17,200)      24,255     68,675

Note C - Represents reserves of acquired businesses, including provisions for product line rationalization.